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                                                                 Exhibit (d)(11)

     F A R M E R S
     LIFE INSURANCE

 Home Office: 3003 77th Ave. SE, Mercer Island, Washington 98040/(206) 232-8400
                                 A STOCK COMPANY

Insured    JOHN DOE                                 001234567      Policy Number

           INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE POLICY

In this policy the owner will be referred to as "you" or "the owner" and Farmers New World Life Insurance Company will be referred to as "us" or "we."

In consideration of the application and payment of premiums we insure the person named above in accordance with the provisions of all the pages of this policy.

Your benefits under this policy, the amount of the premium, the premium due dates, and other policy data are shown as the Policy Specifications on the last page of this policy. We will pay the proceeds in the manner provided in the section titled Payment of Proceeds.

The amount and duration of the death benefit may increase or decrease as described in this policy, depending on the investment experience of the subaccounts.

SURRENDER CHARGE INFORMATION MAY BE FOUND ON PAGE 15 AND 16 OF THIS CONTRACT.

The contract value of this policy may increase or decrease daily depending on the investment experience of the Subaccounts. There is no guaranteed minimum contract value.

                                    IMPORTANT

YOU HAVE PURCHASED A VARIABLE LIFE INSURANCE CONTRACT. CAREFULLY REVIEW IT FOR LIMITATIONS.


THIS POLICY MAY BE RETURNED WITHIN 30 DAYS FROM THE DATE YOU RECEIVED IT. DURING THAT 30-DAY PERIOD, YOUR MONEY WILL, BE PLACED IN A FIXED ACCOUNT OR MONEY-MARKET FUND, UNLESS YOU DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO UNDERLYING THE CONTRACT DURING THE 30-DAY PERIOD. IF YOU DO NOT DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO, AND IF YOU RETURN THE POLICY WITHIN THE 30-DAY PERIOD, YOU WILL BE ENTITLED TO A REFUND OF THE PREMIUM AND POLICY FEES. IF YOU DIRECT THAT THE PREMIUM BE INVESTED IN A STOCK OR BOND PORTFOLIO DURING THE 30-DAY PERIOD, AND IF YOU RETURN THE POLICY DURING THAT PERIOD, YOU WILL BE ENTITLED TO A REFUND OF THE POLICY'S ACCOUNT VALUE ON THE DAY THE POLICY IS RECEIVED BY THE INSURANCE COMPANY OR AGENT WHO SOLD YOU THIS POLICY, WHICH COULD BE LESS THAN THE PREMIUM YOU PAID FOR THE POLICY. A RETURN OF THE POLICY AFTER 30 DAYS MAY RESULT IN A SUBSTANTIAL PENALTY, KNOWN AS A SURRENDER CHARGE.


        /s/ C. Paul Patsis                           /s/ John. R. Patton

        C. Paul Patsis                                John R. Patton
         President                                      Secretary

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

2000-031 NONPARTICIPATING FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE ADJUSTABLE DEATH BENEFIT. DEATH BENEFIT PAYABLE BEFORE MATURITY DATE. SURRENDER VALUE PAYABLE AT MATURITY DATE.

                                                                           01288